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                                                                    EXHIBIT 99.2

                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 1

                         LIPPERT HEILSHORN & ASSOCIATES

                              MODERATOR: JODY CAIN
                                  JULY 26, 2007
                                   4:00 PM CT

Operator:               Welcome to the Endologix Second Quarter Conference Call.
                        At this time all participants are in a listen-only mode.
                        Following management's prepared remarks we'll hold a Q&A
                        Session. To ask a question please press star followed by 1 on your telephone keypad.

                        If you have difficulty hearing the conference please press star 0 for Operator assistance. As a reminder this conference is being recorded today, July 26, 2007.

                        I would now like to turn the conference over to Jody Cain. Please go ahead ma'am.

Jody Cain:              This is Jody Cain with Lippert Heilshorn &
                        Associates. Thank you for participating in today's call.
                        Joining me from Endologix are Paul McCormick, President and Chief Executive Officer, and Bob Krist, Chief
                        Financial Officer.

                        Earlier this afternoon Endologix issued a press release announcing financial results for the 2007 second quarter. If you've not received this news release

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 2

                        or if you'd like to be added to the Company's distribution list, please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with Lateisha Hall. This call is also being broadcast live over the internet at www.endologix.com and a replay of the call will be available on the Company's Web site for the next 14 days.

                        Before we begin I'd like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of Federal Securities laws. These forward-looking statements involve material risks and uncertainties. For discussion of risk factors I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities & Exchange Commission.

                        Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, July 26, 2007. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.

                        With that said I'd like to turn the call over to Paul McCormick. Paul.

Paul McCormick:         Thank you Jody. And I'd like to extend my
                        thanks to each of you for joining us this afternoon.
                        Today we are reporting our tenth consecutive quarter of domestic sales growth with domestic product revenue up
                        93% over the comparable quarter last year.

                        Total product revenue for the second quarter increased 82% over the prior year and year-to-date total product revenue reached $12.5 million, more than double the first six months of last year. We are tracking well against our previously announced 2007 revenue guidance. Our sales force continues to

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 3

                        successfully expand the role for the Powerlink so we have decided to expand the size of that domestic sales force.

                        We have just increased our regional sales managers from seven to ten. Two are new hires who come to Endologix with both AAA and management experience. And we promoted one of our sales reps for the third position.

                        Our plan is to increase our sales reps to 50 by the end of the year with five reps reporting to each of our 10 regional managers. We've been extremely pleased with our recruitment efforts in the first half of the year. As you know, success in the AAA stent graft market requires strong clinical skills as a rep must establish credibility.

                        With three other FDA approved technologies the environment to attract highly qualified reps is competitive. In the past our recruits with strong medical device experience needed time to develop the clinical skills pertaining to the AAA procedure while former clinical specialists, radiology technologists, or physician's assistants who joined our sales force needed the support and time to develop their sales skills.

                        The success of our sales force over the past two years in establishing the Powerlink as a significant clinical tool combined with other market dynamics in the medical device arena are making the sales opportunity at Endologix attractive.

                        Just take a look at the new hires the Company has made since the beginning of the year. We have 11 new hires. Nine have started and two will begin in August. Seven of the 11 have both strong medical device sales experience and have sold competitive AAA stent grafts during their careers.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 4

                        There is a palpable difference how the market place is viewing the sales opportunity Endologix and this bodes well for the second half of 2007 and beyond.

                        Turning to the Japanese Shonin our distributor reports that the PMDA is in its final examination and we expect to obtain a formal marketing approval for the Powerlink system in Japan soon. We are working with our Japanese distributor to make preparations for market entry in the second half of this year. We expect modest orders initially and for uptake to increase over time as more physicians in that country gain experience with the Powerlink.

                        At this time I'd like to turn the call over to Bob for a financial review.

Bob Krist:              Thanks Paul, and good afternoon to all. As
                        mentioned our product revenue for the second quarter of $6.3 million represented an 82% increase from $3.4 million in the second quarter of 2006. Domestic product sales increased by 93% to $5.4 million from $2.8 million last year and increased by five percent from $5.1 million in this year's first quarter.

                        The 93% year over year increase was driven by a 38% increase in the number of covered sales territories and a 40% increase in average sales per territory. The 5% sequential quarter increase was the result of an 8% decrease in the number of covered sales territories combined with a 14% increase in average sales per covered territory.

                        International sales for the quarter were $895,000, up 34% from $666,000 in last year's second quarter. International sales for the first quarter this year were $1.1 million and included roughly $300,000 of stocking orders from LeMaitre Vascular, excluding that stocking order international sales increased by 9% sequentially.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 5

                        Gross profit was 58% of total revenue in the second quarter of 2007 which was up from 49% in the prior year quarter and down slightly from 59% for the first quarter of this year. We continued to experience the expected effect of the higher outside purchase price of the EPTFE graft raw material. We believe that the impact of this higher material price is fully reflected in the cost of product and in finished good inventories on hand.

                        As stated in last quarter's call we expect that by producing this material in-house we will increase gross margins by 1500 to 1800 basis points and we anticipate that we will begin to see this impact early in 2008.

                        Total operating expenses were $7.6 million compared with $6.3 million in the prior year quarter. While operating expenses increased by 20% driven by the increase in sales and marketing expense, domestic revenues grew by 93%.

                        Research, development, and clinical expenses for the quarter were $1.5 million, down from $1.8 million in the second quarter of 2006 driven by concluding our in-house ePTFE development project early in the first quarter of this year and by lower clinical trial expenses.

                        General and administrative expenses of $1.4 million were up from $1.3 million in the second quarter of 2006 primarily due to an increase in stock option expense. Total stock option expense in the second quarter was $625,000 compared with $388,000 in the second quarter last year.

                        The line item breakdown for 2007 was the following - $84,000 charged to cost of sales, $102,000 charged to R&D, $202,000 charged to sales and marketing, and $237,000 charged to GNA. The net loss for the second quarter of 2007 was $3.7 million or 9 cents per share, which compares with a net loss of $4.4

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 6

                        million or 11 cents per share for the second quarter of 2006. Stock-based compensation expense equal one cent per share in both periods.

                        Now turning to the first six months of 2007, total product revenue was $12.5 million, up by 104% from $6.1 million for the first six months of 2006. Domestic revenue grew by 114% to $10.5 million and international revenue increased by 66% to $2 million. The 114% year over year domestic sales increase was driven by a 59% increase in the number of covered sales territories and a 35% increase in average sales per territory.

                        Gross profit dollars increased by 124% compared to the first six months of 2006 driven by the 104% product sales increase and by a 5-1/2 percentage point increase in the comparable period gross margins.

                        Operating expenses for the six months were $16 million. That was up by 31% from $12.2 million last year again due to the increase in sales and marketing expense resulting from the growth in the sales force. On a combined basis R&D and G&A expenses decreased by 5% from 2006.

                        The net loss for the first six months of 2007 was $8.2 million or 19 cents per share which compares with a net loss of $8.5 million or 23 cents per share for the first six months of 2006. Stock option expense increased by $400,000 in 2007 and represented 3 cents per share this year versus 2 cents per share in 2006.

                        During the second quarter accounts receivable DSOs averaged 58 days including both domestic and international accounts and DSO at quarter end was 62 days. Inventory turnover remained at 11 months at the end of June.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 7

                        Total cash and marketable securities at June 30 were $12.8 million, which compared with $15.3 million as of March 31. Consequently our net cash usage in the second quarter was $2.5 million and this included approximately $800,000 of outside ePTFE graft purchases which will not be of cash use after 2007 when our outside supply agreement has ended.

                        On a pro-forma basis then our cash usage was $1.7 million in the quarter. This is consistent with our expectation that currently available cash together with our $5 million revolving credit line will provide ample cash and working capital flexibility for Endologix to achieve sustainable positive cash flow in 2008.

                        And finally in our 10-Q filing we will comment on a proposed transaction by Hologix Corporation to purchase BioLucent, a private company in which we hold a small ownership position. Subject to the successful completion of that transaction which is expected before the end of this calendar quarter Endologix will receive approximately $275,000 in Hologix stock which will be freely tradable as well as a cash payment of approximately $22,000.

                        In addition Endologix has licensed certain non-AAA technology to BioLucent in return for future royalties based on sales. This transaction would trigger a change of control provision in that agreement which would give Endologix the option to continue the license and royalty agreement or to receive a lump sum cash payment in return for a fully paid up license.

                        With that, I will turn the call back over to Paul.

Paul McCormick:         Thanks Bob. Among our clinical programs, we
                        are conducting three ongoing trials to elevate the Powerlink System to treat AAA patients with large diameter aortic necks.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 8

                        Each study has its own device and patient anatomy combination and each includes a one-year follow-up period. We are targeting enrollment completion in one of those trials this month.

                        These studies in combination with a continued access provision granted by the FDA in the study nearing enrollment completion provides physicians the opportunity to use the Powerlink to treat the 10% to 15% of patients with aortic necks larger than 26 millimeters in diameter.

                        The Powerlink can be used to treat most anatomies and we are reinforcing this message through our marketing activities.

                        Additionally the Powerlink is gaining reputation as the device of choice for patients having what is considered unfavorable anatomy for treatment with standard ELGs.

                        As we reported earlier their year, Powerlink data was presented in three presentations at the International Congress on Endovascular Interventions which is among the most important medical conferences focusing on AAA procedures.

                        One presentation by Dr. Dieter Raithel of the Southern Clinic in Nuremberg, Germany included data from an experience of more than 1400 ELGs over the past seven years with 378 patients treated with the Powerlink.

                        The focus of Dr. Raithel's presentation was a comparative look at the various ELG's performance in complex anatomy short and/or angulated aortic necks.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                          Page 9

                        Dr. Jack Collins from Borgess Medical Center, Kalamazoo, Michigan, presented analysis on a subset of patients having conical aortic necks, a particularly difficult anatomy to treat with ELGs.

                        Both presentations correlated specific design features unique to the Powerlink that support the use of our device in patients with complex or unfavorable anatomies.

                        Both Dr. Raithel and Collins' presentations are available on the Clinical Information Section under Healthcare Professionals on our company Web site at www.Endologix.com.

                        I would encourage you to review these presentations. They provide insight to the unique applicability of Endologix technology.

                        Most analysts estimate the current worldwide market for ELGs to be 450 million and that it will double over the next five years fueled by screening, aging populations and patient preference.

                        Some ask why isn't ELG uptake quicker? And others as more specifically in light of the Powerlink best in class data, why isn't the conversion rates to the Powerlink faster?

                        Let me suggest that for physicians, personal experience and results drive their decisions at times more so than published reports good or bad.

                        Many physicians still have fairly narrow indications for ELGs which is why that while 30,000 to 35,000 minimally invasive procedures will be performed this year, approximately the same number of open repairs will also be performed.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 10

                        In reviewing the Raithel and Collins presentations, you can see the utility of the Powerlink in cases with unfavorable anatomies, cases that for a large number of operators are being referred for open repair.

                        Not only does the Powerlink have advantages over competitive ELGs due to its proprietary design, but the data now indicate that it can effectively treat many cases currently treated by open repair.

                        It's one conversation with a physician when we're trying to sell him on the idea that he can get better results with the Powerlink as opposed to a competitors ELG that he is using.

                        It is quite another conversation altogether when we're selling a physician on treating a patient by using a ELG rather than open repair.

                        This is becoming a real door opener for our reps, and our sales force is now armed with this compelling data. We believe that the Powerlink is the only FDA approved device that will speed up the adoption rate for the minimally invasive approach, accelerate the growth rate for - in the ELG market and ultimately become the standard of care.

                        We continue to take steps to upgrade the Powerlink system to allow further simplification in treating all patients including those with complex anatomies.

                        We are very enthusiastic about the reception of our Visiflex SurePass delivery system which allows physicians to retain guide wire access through the contralateral limb during ELG deployment to facilitate adjunctive procedures.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 11

                        The Powerlink unibody design in combination with the SurePass feature permits physicians greater control and can further reduce procedure times even in complex cases.

                        Approximately 25% of our domestic cases performed in the second quarter were with the SurePass. And our expectation is that we will fully integrate SurePass into all Powerlink systems sold in the U.S. this September.

                        As previously announced, we plan to incorporate the Sure Pass into our third generation delivery system, the Visiflex Integrated System or IS.

                        The IS will eliminate the front sheath which currently deploys the main body of the Powerlink further simplifying the procedure.

                        It also permits the operator to completely remove the Powerlink delivery mechanism leaving the integrated hemostatic sheath in place to facilitate any catheter exchanges. This will simplify any adjunctive procedures or facilitate an all percutaneous delivery by physicians facile with closure devices.

                        We expect to perform the first Visiflex IS procedure in Europe this September.

                        Updating our thoracic program, last April we announced the successful treatment of three patients with the Powerlink dissection stent system as part of a feasibility study of Type B dissections that we are conducting in Germany.

                        We are working to obtain approval for two more sites in order to enroll 10 to 15 patients by the end of the year.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 12

                        Our analysis of the results of this feasibility trial will help determine if or how we move forward with our regulatory strategy for the U.S.

                        Before opening the call to questions, I'd like to affirm our financial guidance. We expect total product revenue in 2007 including both domestic and international sales to be between $25 million to $29 million.

                        This represents growth of 73% to 101% compared with the total product revenue in 2006.

                        For the year, we expect gross margin to be in the 57% to 61% range which is in line with the gross margin reported in 2006.

                        Operating expenses for 2007 are expected to range from 31 million to 33 million representing an increase of 16% to 23% over 2006.

                        Within that, our G&A infrastructure is now at the size we believe is adequate support operations for the foreseeable future. We expect that most of the increase in operating expenses this year will be in sales and marketing as we continue building our sales force to drive sales growth. And we expect only modest increases in R&D and clinical expenses.

                        Additionally, we are affirming our belief that our resources are sufficient to support our sales force and our current R&D activities and as Bob mentioned, to see us through to cash flow positive from operations in 2008.

                        In closing, we're making excellent progress toward our goal of leadership in a fast-growing triple A market. We expect to benefit from the increased tenure of our sales representatives and are highly encouraged by the quality of professionals we are tracking to our sales team.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 13

                        We expect to make the SurePass a standard for the Powerlink systems sold in the U.S. in September of this year.

                        Our ability to supply ePTFE is expected to dramatically lower our cost of goods and increase gross margins.

                        We continue to be enthusiastic about our distribution partner for the Powerlink in key European markets. We anticipate a commercial launch of the Powerlink in Japan later this year.

                        We are sufficiently capitalized to become cash flow positive. And we continue to see significant opportunity in the triple A market. And we are well positioned for future growth.

                        With that said, I'd like to thank you for attention and open the call to questions. Operator?

Operator:               Ladies and gentlemen, if you wish to register for a
                        question for today's question and answer session, you will need to press star then the number 1 on your telephone.

                        You will hear a prompt to acknowledge your request. Before your question has been answered and you wish to withdraw your polling request, you may do so by pressing star then the number 2.

                        If you are using a speakerphone, please pick up your handset before entering your request. Again, we request that if you press - again, we request that if you have pressed star 1 to as a question before this time, please press it once more to ensure you enter the queue. One moment please for the first question.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 14

Paul McCormick:         While we're waiting for the first question,
                        the company has plans to exhibit at the upcoming
                        Vascular Interventional Advances Meeting in Las Vegas
                        September 25 through the 28. And then we'll be exhibiting at the VEITH Symposium in New York November
                        14 through the 17.

                        If you happen to be attending either meeting, we'd encourage you to come by the booth.

                        In addition, I've been asked to present at the upcoming UBS Global Life Sciences conference on September 26 in New York City.

                        Operator, we're ready for the first question.

Operator:               Our first question comes from Shawn Fitz with Stephens.

Shawn Fitz:             Hey Paul, Bob, thanks for taking my question. Good
                        afternoon.

Paul McCormick:         How are you doing?

Shawn Fitz:             Good. Just quickly, you alluded to the sequential
                        growth rate. And I believe the data points you threw out was that there was an 8% decrease in covered sales territories. But did I get that correctly in terms of my data?

Bob Krist:              Yes you did, on a time-weighted average basis.

Paul McCormick:         And let me put it in kind of a different way
                        of looking at it just from number of reps that we had in the territory and the territories for the full quarter.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 15

                        So in Q2, we had approximately 34 reps on board for the entire quarter versus 41 reps on board for all of Q1. And this sales force turnover had a modest impact on sequential growth.

                        A couple other issues though as you look at it, in Q1 we had one hospital order approximately $140,000 of inventory. And of course we note in the Q1 conference call that our new distributor to selected European markets LeMaitre, had purchased about $300,000 in stocking inventory.

                        So if you reduce the Q1 revenue by that 470,000 sequential product usage is more significant than is really reported in the sales number.

                        And then the other issue is if you really look at it, if you take just half the territories and you move case from one quarter to the next, it can have a swing of up to about $200,000.

                        And so as we look at it, we're pretty excited about it. We have affirmed our annual guidance. And that's why we give annual guidance as opposed to working this on a quarter by quarter basis.

Shawn Fitz:             Okay great. Thanks for the clarification. So Paul,
                        bottom line is, where are you guys in terms of your total reps now?

Paul McCormick:         Well we're starting the - we are starting
                        with the two reps that'll start in August, we're starting the headcount with 43.

Shawn Fitz:             Okay, 43.

Paul McCormick:         And our goal is to build this out to 70. One
                        of the reasons we hired the regional managers in advance of this expansion is that it's - the regional

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 16

                        managers frankly play an important role both from a training process, both on the clinical and targeting.

                        And so by getting to a 5 to 1 ratio, they're spending less time recruiting. And so that's why we've moved in that direction to bring on the regional managers in advance.

Shawn Fitz:             And Paul, you said the goal was ultimately 70
                        reps? Is that - did I get that accurately?

Paul McCormick:         Fifty.

Shawn Fitz:             Fifty. So by year end your plan is to go from 43
                        where you stand at the beginning of August to 50. So you need seven incremental hires I guess?

Paul McCormick:         Exactly. And I've got to tell you, the
                        success that our sales forces had with the physicians across the country and a lot of things that are happening in the medical device arena, we're competing very effectively for some very strong reps.

                        And just as a sidelight, seven of the 11 last hires come to us not only with a strong sales background, they also have sold AAA stent grafts in their history.

                        So I'll tell you it's a great dynamic at this point for this company as we go forward.

Shawn Fitz:             Okay, great. And then also just looking at the
                        international revenue.

Paul McCormick:         Yes?

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 17

Shawn Fitz:             I guess I was surprised by how strong that was in
                        the second quarter, especially given the fact the first quarter experienced some stocking orders.

Paul McCormick:         We're going to try to dissuade people from using the
                        product to bring that more in line.

Shawn Fitz:             The bottom line I guess, as we look at that
                        revenue for the second quarter, is that kind of the baseline that we should see you guys building from or is there something that was one-time in nature on the second quarter?

Paul McCormick:         No. No. I don't think there's anything - I
                        have to be honest with you, our international distributors LeMaitre, obviously a major one, is putting resources behind us. This is an important product for them, worked very successfully now to make a transition in some approvals in France as an example.

                        We'll have some sort of summer slowdown, but from a usage standpoint and from purchases as a distributor, I think we're in a different phase than we had been with past distributors like Edwards in the past.

Shawn Fitz:             Okay. And then Paul, if you look past the Japan
                        opportunity, what's kind of the underlying market growth rate internationally, not for you specifically but just for the market in general?

Paul McCormick:         Oh, entire international?

Shawn Fitz:             Yes, I'm just trying to quantify what the market
                        growth rate is internationally ex-Japan.

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                                                  LIPPERT HEILSHORN & ASSOCIATES
                                                            Moderator: Jody Cain
                                                              7-26-07/4:00 pm CT
                                                          Confirmation # 7242145
                                                                         Page 18

Paul McCormick:         Well if we want to - if we want to refer to
                        Millennium Research Group, for instance, in the major markets they have in Europe which is Italy, UK, Germany and France, they had it growing from 96 million in 2007 to 141 million by 2010.

                        If you look at Latin America, they have it growing from 46 million to 60 million. So that's kind of a reasonably growth rate internationally. Obviously the growth rate in the U.S. is going to be accelerated with things like screening and our demographics. I mean we have a different economic driver than many of the countries overseas.

Shawn Fitz:             Okay, great. Last question.

Paul McCormick:         Sure.

Shawn Fitz:             Just as we think about the margin opportunity on
                        the ePPFTE, it sounds like you guys are going to work through all your existing inventories and then cut over to your own internally manufacture material some time early '08.

                        Is the full effect or the full margin impact, are you going to see that immediately day one when you cut over to your graph material? Or is there some learning curve or some hurdle as it relates to volumes that will impact that?

Paul McCormick:         Yes, there won't be a learning curve. It's
                        just an issue of using up product on a FIFO basis. And some devices may have components of both.

Shawn Fitz:             Okay, but the bottom line is once you fully work
                        that through...

Paul McCormick:         Yes.

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                                                                         Page 19

Shawn Fitz:             ...there's a 1500 to 1800 basis point improvement
                        in margins?

Paul McCormick:         Absolutely.

Shawn Fitz:             Okay, thanks guys.

Paul McCormick:         You bet. Thanks Sean.

Operator:               Our next question comes from Christopher Warren with Sun
                        Trust.

Paul McCormick:         Hey Chris.

Christopher Warren:     Thanks for taking the question. Wanted to ask
                        about the reps again. You said, I guess you started the quarter somewhere around 39 and ended up with 43. Didn't you end up last quarter at about 43?

Paul McCormick:         No. What we said is we started - we had 41
                        reps on board for all of Q1. I'm including anybody who was there from day one to the last day of the quarter.

                        So if there's a couple terminations during the quarter I don't include them. Because obviously they probably are not contributing a whole lot. And I think we can transition any interest by physicians pretty well.

                        So Q1 - in Q1 we had 41 reps on board for the entire quarter. And then in Q2 we had 34 reps on board for the entire quarter.

                        But as Bob pointed out, there's some time weighted, you know, as you look at expenses, there's a time weighted impact on expenses based on when they came in or came out of the quarter.

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Christopher Warren:     Got you. Could you explain the move between the
                        41 and the 34? What happened?

Paul McCormick:         Well there's some people that during that
                        timeframe that were not either getting up to speed on the clinical or the sales side. And we elected to look to replace those individuals.

Christopher Warren:     Okay. Should we expect that same level of
                        replacement for the rest of the year or do you think that's kind of the time of year where that gets done?

Paul McCormick:         Well I don't think it was the time of year. I
                        think it's all a function of if you look at the people that we replaced and when they got hired which could be anywhere from eight to 14 months ago, it is a function of the ability to - of Endologix to compete for reps.

                        And I think if you look at the last 11 reps we hired where seven of them have sold AAA stent graphs, they have a much better grasp of what they're getting themselves into with regard to the clinical implications of these kinds of positions.

                        Because if you look at it, there's very few jobs out there in the medical device arena where reps are kind of very involved in the procedure. And frankly, that attracts a lot of people to this space.

                        So a number of the people that we - or some of these people, the last 11, they're not coming directly from an AAA stent graph. They may be coming from a coronary product but sold AAA in the past.

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                        And so you have to look at it that way. So I think based
                        on the 11 we've hired, when you have that many people understanding the process and that Powerlink is so much more established than it was 14 to 20 months ago, I would suspect we probably would see it tapering off of the turnover.

Christopher Warren:     Okay. Could you talk a little bit about sales
                        force productivity in terms of like the freshman class as it were, how they compare to previous freshman classes?

                        Are you getting improved productivity for any level of maturity from year to year as you go through these new product extensions?

Paul McCormick:         Yes we - well I think it's - and that's just
                        the product extensions. I think tenure on the job is clearly a marker. The challenge we have which is why we went to annual guidance is with changes in territories and promotions, it's very difficult to provide guidance on that that's going to be helpful.

                        But I can tell you that certainly we continue to see improvement in the top group. And with tenure, these people are becoming more productive.

Christopher Warren:     But relative to the maturation curve a year ago?

Paul McCormick:         It's pretty close to that. But it - the only
                        thing that tempers it is as you take away - let's say you carve out part of a territory as you increase coverage. How do you show comparable impact from period to period?

Christopher Warren:     Okay, so I guess it's tough for you to sort of
                        respond?

Paul McCormick:         I mean here - maybe this is a good way to
                        look at them. And Bob referred to it a little bit in his comments is we had a significant reduction in headcount.
                        And

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                                                                         Page 22

                        you had sales at least from a usage when you get rid of stocking orders, the stocking order have gone up. I mean they are getting more productive.

Christopher Warren:     Okay. Okay, that's helpful.

                        Just looking back from quarter to quarter, you have had for the last three years, some volatility in those sales.

                        Is there anything to think that if, you know, second quarter decelerates a little bit that third quarter rebounds? Or should we just not be focused on quarter to quarter revenue?

Paul McCormick:         Well if I had my druthers, don't focus on
                        quarter. But that's like - it's hard to believe anybody will just not focus on quarter.

                        I think we'll - we - our expectations, we will continue to see growth. The growth rate from quarter to quarter may change. And again, for the same reason as I talked about, it's just a - these are elective procedures. And patients typically have to clear - get cardiac clearance for instance.

                        And all of a sudden, instead of doing it the second week in March, it goes over to the first week in April or something - you know, that type of shift.

                        So I think it's fair that number one, we're affirming our annual guidance, but quarter to quarter, we would - our expectation is to see continual growth. That growth rate could modulate somewhat.

Christopher Warren:     And if someone were to ask you, okay, so could
                        you use this growth rate this quarter as a rationale for assuming revenue growth deceleration or peaking penetration of the Powerlink, how would you best respond to that?

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Paul McCormick:         Well I wouldn't - peaking, I don't understand
                        what you mean by peaking penetration rate of the Powerlink?

Christopher Warren:     In terms of getting incremental docs to use the
                        Powerlink?

Paul McCormick:         Oh, we're far from peaking. I mean on a
                        national basis we have probably 6% to 7% of the national market keeping in mind that the vast majority of our sales are coming in from only maybe 1/3 to 1/4 of all potential hospitals. So we're getting a much greater penetration in the more tenured territories. But we are far from peaking out.

                        And I think particularly as you look at the data now that is being - has been presented by Dr. Raithel and Dr. Collins, we in fact are probably best positioned to further expand the role of ELGs into those 30,000, 35,000 patients that are still going open repair.

                        So we're a ways off from peaking. Bob?

Bob Krist:              Yes, I was just going to jump in and see if this
                        is helpful. We have not had a straight line growth in the number of territories. We've done them - we've done the expansions a little bit episodically.

                        And so you have to - if you factor out the change in the number of actual territories in the given periods, the actual sales per territory number in the first quarter this year increased by 30% over last year.

                        And the actual sales per territory number in the second quarter this year increased by 40% over prior year.

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                                                                         Page 24

                        So if you look at it on that basis, you're actually seeing an acceleration in the productivity. But because there is an uneven rate at which we're expanding the number of territories, that gets a little bit hidden.

Christopher Warren:     Okay. All right, yes. That's very helpful, super
                        appreciate that. Thank you very much for the question.

Paul McCormick:         Yes, no problem.

Operator:               Our next question comes from the line of John Putnam
                        with Dawson James.

John Putnam:            Thanks. Hi guys.

Paul McCormick:         Hey John.

John Putnam:            A couple of questions. The seven reps that have
                        AAA experience, I hope that none of them were Guidant salespeople.

Paul McCormick:         I don't know, you can make the case that a
                        Guidant rep with that they had to deal with may be more talented than guys when physicians are beating down your door to get a product.

John Putnam:            Yes, I'll take that - okay, for what it's worth.

                        Last quarter I think you said you were in about 300 accounts in the United States Paul?

Paul McCormick:         We had said that we were - over the prior 12
                        months, we had sold into 300 accounts. And if you want to take a look at let's say our last six months, we've gotten revenue out of 272 accounts over the last six months.

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                                                                         Page 25

                        Eighty percent of the revenue coming from - just about half of those -- 47%. And so when you look at it based on Q2 domestic product sales, we have approximately about 7% of the total domestic market while only selling at about 25% to 30% of the total account.

                        So clearly we have a great opportunity and we're seeing better penetration on our more tenured territories.

John Putnam:            You said 47% or half the...

Paul McCormick:         About half of those hospitals are contributing 80%...

John Putnam:            Okay.

Paul McCormick:         ...revenues in Q2.

John Putnam:            All righty.

Paul McCormick:         That's the rough guide. So clearly we're
                        getting a number of physicians up using the device and making it part of their practice.

John Putnam:            Okay. Have you seen any change or any shift in
                        the kind of physicians that are doing these procedures from vascular surgeons to maybe some other specialties?

Paul McCormick:         A little bit. We're seeing - and it's been
                        helpful in situations where there may be a corporate - strong corporate tie in with a given account that - with a given company.

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                                                                         Page 26

                        There is interest on the part of interventional cardiologists to some extent oftentimes in conjunction with their CT surgeon. And so together or CT surgeon alone, will look to expand their own practices. And AAA is a logical area for them to look at.

                        So there's some. I wouldn't call it major yet. But we have some cardiologists, some CT surgeons utilizing the technology.

John Putnam:            Great. Thanks very much.

Paul McCormick:         Okay.

Operator:               Once again, ladies and gentlemen, as a reminder, to
                        register for a question, please press star 1 on your telephone keypad. And our next question comes from Daniel Mallin with WBB Securities.

Daniel Mallin:          Hi Paul.

Paul McCormick:         Hey Dan.

Daniel Mallin:          Bob. Congratulations on the quarter.

Paul McCormick:         Thank you.

Daniel Mallin:          I apologize if I missed this. But I didn't hear
                        a whole lot of update on the Japanese approval process.
                        Is there anything that's changed there?

                        It seems like six months ago we were sort of right around the corner. We're going to be there right side by side with Cook.

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                                                                         Page 27

                        Now it appears that we're going to be second to market. Is there any developments there in terms of - I mean it's - did see an announcement. I think you signed on a distributor there?

Paul McCormick:         Well we've been working with - let me - first
                        of all, Gore is also approved. They've been approved earlier. And we've commented on that.

                        We are - PMDA, we've been notified by our distributor PMDA is in the final aspect of the review. They had taken our answers. They sent them out to their expert panel. It's come back in.

                        Our belief is we will launch it in the second half of this year as we've talked about. We've - our distributor has sent physicians to Germany for additional training. Because as you may know, there are no phase 3 trials in Japan. Once you stop enrolling you're done.

                        And our own internal people are going over in August for training - additional training for the Cosmotech people.

                        So our belief if we are going to get that approval here shortly and then launch second half of this year.

                        And the nice thing is, the approvals for reimbursement have just been approved April/May timeframe. So in essence the three of us will be launching almost simultaneously.

                        This is a - this market is going to develop - the Millennium Research Group probably has about a $40 million market by 2010. So you'll start with a couple of hospitals where you have physicians proctors who will gain their

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                                                                         Page 28

                        experience and then go out and proctor others. So we're still very confident on a launch second half of this year.

Daniel Mallin:          So what I'm hearing the most significant
                        development there is that the insurance approvals have come in place in Japan over the - in the previous quarter?

Paul McCormick:         That and the responses, our responses had
                        been reviewed by their expert panel. And I - we're just waiting on that to get processes.

Daniel Mallin:          Now I know in Japan they're not as transparent
                        in the US where you have the FDA is - kind of announces when they have big meetings. There's no indication as to when they're going to meet or when - is there like a clock that's ticking like at the FDA, they have six months to review?

Paul McCormick:         I don't know about the FDA, but I've got a
                        clock ticking. This is not going to require another panel. I think it's a question of just processing.

                        And we feel pretty confident because the questions that came back had nothing to do with the clinical. It was all related around some of the animal tests. And the questions came from pathologists which is - it is what it is.

Daniel Mallin:          Okay. And on the changeover for the PTFE -- I
                        know this is in your filings, but if you can refresh my memory -- when does the current contract with the existing supplier run out? And what do the current inventories look like? And how long you think before you're going to be working through the expensive material? I know you've covered this a number of times...

Paul McCormick:         That's okay.

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                                                                         Page 29

Daniel Mallin:          ...but if you can just touch on that again?

Paul McCormick:         Contract ends at the end of this year. It's
                        renewable or by either party if they want. Bob, you want to give timing on the - what your gut feel is?

Bob Krist:              Sure. And just to clarify that. We would have to
                        mutually agree to renew it. So we unilaterally control ending it if that is in fact our choice.

                        And we have been producing the material in-house. And the material has been approved as you know, by FDA. So we are simply building inventories and working through our existing inventories of the purchase material on a FIFO or First In First Out basis.

                        And we have a remaining purchase commitment over the next six months of this year something on the order of
                        1.2 million. And that would be the end of our commitment.

                        And so as soon as we work through the existing inventories of finished goods as well as these additional purchases of the material that we're committed to, then we will be strictly using our own material. And we will see that impact early in 2008 on a blended basis and probably by mid-2008 on an all-in basis.

Daniel Mallin:          So assuming that the current usage is indicative
                        of usage in the future, probably within a year you'll be for all intents and purposes, exclusively into the lower cost material of the higher margins?

Bob Krist:              For all intents and purposes, yes.

Daniel Mallin:          Okay, well that's about it for me. Thank you
                        very much.

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                                                                         Page 30

Paul McCormick:         Thanks Dan.

Operator:               Our next question comes from the line of Vivian Wohl
                        with Federated Kaufmann Fund.

Vivian Wohl:            Hi Bob and Paul. Just a quick follow-up question
                        on the inventory. Bob, where do you think the year end inventory will be?

Bob Krist:              Are you referring to the overall dollar balance...

Vivian Wohl:            Yes.

Bob Krist:              inventories?

Vivian Wohl:            Yes.

Bob Krist:              I would say it will be very close to where it is
                        today.

Vivian Wohl:            And the reason why it wouldn't be lower?

Bob Krist:              Well principally because we still have this
                        additional $1.2 million of purchases.

Vivian Wohl:            Right.

Bob Krist:              And we will be producing product consistent with
                        our sales activity. So frankly, until we really make that conversion to the in-house material and impact the cost per unit significantly, the inventories will be about flat and then they will come down even as sales are increasing.

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Vivian Wohl:            Okay. So at some point next year, they should be
                        running six months of inventory or I don't know, what kind of number are you targeting?

Bob Krist:              Oh you mean, now you're talking about turnover?

Vivian Wohl:            Well they're related, yes.

Bob Krist:              Yes. Well I think that even at a constant
                        turnover, the absolute dollar investment in inventory will come down based on the cost per unit.

                        And yes I do foresee opportunities as volumes grow as the Japan approval comes in to improve the turnover. Right now it's about 11 months. And there is potential to get that closer to a 2 times turnover over time.

Vivian Wohl:            Does any of that include consignment inventory at
                        this point?

Bob Krist:              It absolutely does. And that is part of why the
                        inventory levels are a little bit higher when you think of them just compared maybe to other businesses. Because we're effectively carrying our customers' inventory domestically.

Vivian Wohl:            Okay. And that's at the hospital. It's not trunk
                        stock?

Bob Krist:              Well sort of in both cases. In other words,
                        whether it's temporary consignment at the hospitals or whether we are maintaining inventories at each of our sales representatives' locations, that is a higher relative level of inventory that we're holding than if the business model were based on direct sales.

Vivian Wohl:            Okay. And for Paul, could you give us a little
                        more anecdotal feedback on the share pass from the experience you've had thus far?

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Paul McCormick:         Yes, what's been fascinating as we knew going
                        into it, the actual use of it is not going to be that high because it's unpredictable when you're going to actually need to access the other side.

                        It's really just a sense for the physician that he's got total control from a wiring standpoint.

                        Unlike the modular systems, you won't have to can the gate every time. And if he has to come up the contralateral limb, he doesn't have to worry about repairing it.

                        So it's - the times they've used it, it's been significantly, probably has reduced times by 15 to 30 minutes, what you might have expected.

                        But again, it's there but it doesn't necessarily get used a high percentage of the time. So it's a home run from that standpoint.

Vivian Wohl:            Got it. And what is the regulatory path on the IS?

Paul McCormick:         That's unclear. We're going to go overseas to
                        do some cases there. We're not changing the implant.
                        We're generally not changing the implant procedure per se. So that remains to be - we will obviously go forward with a real-time review because it's just a catheter change, no real material differences, unclear if we'll have to do cases or not. If we do, obviously it would be an acute event, follow-up.

Vivian Wohl:            But you don't think it would require a supplement?

Paul McCormick:         Don't know. I mean we've - well we don't
                        know. We haven't broached that yet with the agency.

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                                                                         Page 33

Vivian Wohl:            Okay. Thanks very much.

Paul McCormick:         Okay, thanks Vivian.

Operator:               There are no further questions at this time. Please
                        proceed with your presentation or any closing remarks.

Paul McCormick:         Well once again, I'd like to thank everyone
                        for joining us today for your question and for your support. We are committed to expanding the market for the Powerlink System and are investigating innovative solutions for minimally invasive triple A treatment.

                        If you have any additional questions, please call Bob or me. We look forward to keeping you apprised of our progress. And thanks again for your interest in Endologix.

Operator:               Ladies and gentlemen, that concludes your conference
                        call for today. We thank you for your participation and ask that you please disconnect your lines.

                                       END